Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations
(949) 224-5745

New Century Financial Corporation Files Registration Statement on Form S-3

Irvine, CA, October 17, 2003, New Century Financial Corporation (Nasdaq: NCEN) announced today that it has filed a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission providing for the resale by security holders of up to $210,000,000 aggregate principal amount of the Company’s issued and outstanding 3.50% Senior Convertible Notes due 2008 and shares of common stock issuable upon conversion of the notes. The notes were originally issued in a private offering in July 2003.

The Company will not receive any proceeds from the sale by any selling security holder of the notes or the common stock issuable upon conversion of the notes.

When available, a copy of the prospectus contained in the registration statement may be obtained from Carrie Marrelli, VP—Investor Relations, 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About New Century

New Century Financial Corporation (Nasdaq: NCEN) is one of the nation’s largest specialty mortgage companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, visit www.ncen.com.